    As filed with the Securities and Exchange Commission on February 5, 2002

                                                           REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                         GENERAL GROWTH PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                110 NORTH WACKER DRIVE        42-1283895
(State or other jurisdiction of    CHICAGO, ILLINOIS 60606    (I.R.S. Employer
incorporation or organization)         (312) 960-5000        Identification No.)

          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               MR. JOHN BUCKSBAUM
                             CHIEF EXECUTIVE OFFICER
                         GENERAL GROWTH PROPERTIES, INC.
                             110 NORTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 960-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with copies to:

                              BANSARI M. SHAH, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60602
                                 (312) 269-8000

                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                            PROPOSED MAXIMUM      PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                    AGGREGATE OFFERING    OFFERING PRICE PER          AMOUNT OF
              SECURITIES TO BE REGISTERED                     Price(1)(2)               UNIT            REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $.10 per share)(3)(4) .........
Preferred Stock (par value $100 per share)(4) .........
Depositary Shares(4) ..................................
Debt Securities(4) ....................................
Warrants(4)(5) ........................................
Stock Purchase Contracts(4) ...........................
Stock Purchase Units(4) ...............................
------------------------------------------------------------------------------------------------------------------------------
    Total .............................................       $2,000,000,000             100%(6)              $184,000
==============================================================================================================================

(1) In United States dollars or the equivalent thereof, in any other currency, currency unit or units or composite currency or currencies. Such amount represents the principal amount of any debt securities issued at their principal amount, or, if any debt securities are issued at an original issue discount, the issue price rather than the principal amount of any debt securities issued at an original issue discount, the liquidation preference (or, if different, the issue price) of any preferred stock or depositary shares, or the issue price of any common stock, warrants, stock purchase contracts and stock purchase units.

(2) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) One right to purchase Series A Junior Participating Preferred Stock will attach to and trade with each share of common stock. These rights are also covered by this registration statement. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the common stock, and the value attributable to them, if any, is reflected in the price of the common stock.

(4) Also includes such indeterminate amount of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible, exchangeable or other securities as may be offered pursuant to the prospectus filed with this registration statement.

(5) Warrants to purchase the above-referenced securities may be offered and sold separately or together with other securities.

(6) To be determined from time to time by the registrant in connection with the issuance by the registrant of the securities hereunder.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2002


                                 $2,000,000,000

                         GENERAL GROWTH PROPERTIES, INC.

                                  COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                 DEBT SECURITIES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

     We may offer up to $2,000,000,000 of these securities from time to time separately or in any combination. We will determine the type and amount of securities offered and the price and other terms of any offering on the basis of market conditions and other factors existing at the time of the offering.

     We will provide the specific terms of these securities in one or more supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

     We may offer and sell our securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including the names of any underwriters, agents or dealers and any underwriting arrangements. The "Plan of Distribution" section of this prospectus provides more information on this topic.

     Our common stock is listed on the New York Stock Exchange under the symbol "GGP."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









               The date of this prospectus is _____________, 2002.

                                TABLE OF CONTENTS

About This Prospectus and Prospectus Supplements..........................   2
Where You Can Find More Information.......................................   2
Incorporation of Certain Documents by Reference...........................   3
Forward-Looking Statements................................................   3
General Growth Properties, Inc............................................   4
Use of Proceeds...........................................................   5
Ratio of Earnings to Fixed Charges and
     Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.....   5
Authorized Capital Stock..................................................   6
Description of Common Stock...............................................   6
Description of Preferred Stock............................................   9
Description of Depositary Shares..........................................  12
Description of Debt Securities............................................  15
Description of Warrants...................................................  21
Description of Stock Purchase Contracts and Stock Purchase Units..........  22
Plan of Distribution......................................................  23
Legal Matters.............................................................  23
Experts...................................................................  23


                ABOUT THIS PROSPECTUS AND PROSPECTUS SUPPLEMENTS

         This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission using a "shelf registration" process. Under that process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000.

         This prospectus provides you with a general description of the securities we may offer and sell. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities being offered. The prospectus supplement may also add, update, or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus as to any inconsistent statement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Incorporation of Certain Documents by Reference."

         As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement on Form S-3 that we have filed with the SEC. For more details about us and the securities being offered, you should refer to the registration statement and the exhibits filed with the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC's Public Reference Room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov or our web site at http://www.generalgrowth.com. However, information contained in our web site is not incorporated by reference in this prospectus and, therefore, is not part of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents:

         1.   Our Annual Report on Form 10-K for the year ended December 31,
              2000.

         2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

         3. Our Current Reports on Form 8-K or Form 8-K/A, dated March 29, 2001, July 12, 2001, August 15, 2001, November 20, 2001, December
              5, 2001, December 12, 2001 and December 14, 2001.

         4. The portions of our Proxy Statement for our 2001 Annual Meeting of Stockholders that have been incorporated by reference into our Annual Report on Form 10-K.

         5. The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A which was filed with the SEC on November 18, 1998, pursuant to Section 12(b) of the Securities Exchange Act.

         6. The description of our 7.25% Preferred Income Equity Redeemable Stock(SM), Series A, par value $100 per share, contained in our Registration Statement on Form 8-A which was filed with the SEC on June 5, 1998, pursuant to Section 12(b) of the Securities Exchange Act.

         7. The description of our common stock contained in our Registration Statement on Form 8-A which was filed with the SEC on January 12, 1993, pursuant to Section 12(b) of the Securities Exchange Act.

         8. All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

         To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits), you may call or write General Growth Properties, Inc., 110 North Wacker Drive, Chicago, Illinois 60606, Attention: Director of Investor Relations, Telephone 312-960-5000.

         You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of such documents.

                           FORWARD-LOOKING STATEMENTS

         Our discussion in this prospectus, any prospectus supplement or any information incorporated by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, including, without limitation, statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and "should" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

         Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include, without limitation, general industry and economic conditions, interest rate trends, costs of capital and capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in our markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at our properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations, including changes in tax laws, the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future business.

                         GENERAL GROWTH PROPERTIES, INC.

         We are a self-administered and self-managed real estate investment trust (REIT) that owns, operates, manages, leases, acquires, develops, expands and finances regional mall shopping centers in major and middle markets throughout the United States. We were organized in 1986 to continue expanding the Bucksbaum family business, which has been engaged in the shopping center business since 1954.

         We conduct our business through GGP Limited Partnership, which we call the "Operating Partnership," which holds substantially all of our interests in properties. We own an approximate 73% general partnership interest in the Operating Partnership. The remaining approximate 27% interest in the Operating Partnership is held by limited partners which include a partnership, the partners of which are various trusts for the benefit of the Bucksbaum family, and others who have contributed properties to us.

         As of December 31, 2001, we owned or had an ownership interest in 97 operating regional mall shopping centers in 37 states. Our regional mall shopping centers have approximately 87.2 million square feet of gross retail space, including anchor stores that may, in some cases, be owned by the anchor retailer, freestanding stores and mall tenant stores. Specifically, as of December 31, 2001, we owned:

         o 100% of 54 regional mall shopping centers, 44 of which are owned directly by GGPLP L.L.C., for which the Operating Partnership serves as the managing member and in which the Operating Partnership owns all of the common units of membership interest. A third party institutional investor owns preferred units of membership interest in GGPLP L.L.C. having a face value and liquidation preference of $175 million;

         o 51% of the common stock of GGP Ivanhoe, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe owns 100% of two regional mall shopping centers;

         o 51% of the common stock of GGP Ivanhoe III, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe III owns 100% of eight regional mall shopping centers;

         o        50% of each of two regional mall shopping centers;

         o 50% of the common stock of GGP/Homart, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP/Homart owns interests in 23 regional mall shopping centers; and

         o a 50% ownership interest in GGP/Homart II L.L.C., a Delaware limited liability company that owns interests in eight regional mall shopping centers.

         We are incorporated under the laws of the State of Delaware. We have qualified as a REIT for federal income tax purposes. In order to maintain this qualification, we must distribute at least 90% of our REIT taxable income, computed without regard to net capital gains or the dividends-paid deduction, and of our after-tax net income from foreclosure property each year. Dividends on any preferred stock, including our 7.25% Preferred Income Equity Redeemable Stock(SM), Series A, par value $100 per share, would be included as distributions for this purpose.

         In this prospectus, references to "we," "us" or "our" include those entities which we own or control, including the Operating Partnership and GGPLP L.L.C., unless the context indicates otherwise.

                                 USE OF PROCEEDS

         Unless otherwise set forth in an accompanying prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for working capital and general corporate purposes, which may include the acquisition of regional mall shopping centers or other real estate assets as suitable opportunities arise, the expansion and improvement of certain properties in our portfolio, payment of development costs for new centers, and the repayment of indebtedness outstanding at such time.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 2001 and for each of the last five fiscal years.

                           NINE MONTHS
                              ENDED
                           SEPTEMBER 30,              TWELVE MONTHS ENDED DECEMBER 31,
                           -------------     ----------------------------------------------------
                               2001             2000       1999       1998       1997       1996
                           -------------     --------   --------   --------   --------   --------
Ratio of Earnings to           1.53             1.72       2.05       1.73       2.62       2.41
Fixed Charges
Ratio of Earnings to           1.40             1.57       1.83       1.58       2.62       2.41
Combined Fixed Charges
and Preferred Stock
Dividends

         For the purpose of computing the above ratios, earnings have been calculated by adding to income before extraordinary items and minority interest the amount of fixed charges and distributed income of joint ventures accounted for using the equity method and subtracting the amount of capitalized interest and distributions on preferred units of membership interest in GGPLP L.L.C. Fixed charges consist primarily of interest costs, including amounts estimated to be included in rental expense and distributions on preferred units of membership interest in GGPLP L.L.C.

                            AUTHORIZED CAPITAL STOCK

         Our authorized capital stock consists of 210,000,000 shares of common stock, par value $.10 per share, and 5,000,000 shares of preferred stock, par value $100 per share. The summary description of our capital stock set forth below is not complete. We refer you to the following:

         o our Second Amended and Restated Certificate of Incorporation, as amended,

         o the Certificate of Designations, Preferences and Rights relating to our 7.25% Preferred Income Equity Redeemable Stock(SM), Series A, par value $100 per share, or "PIERS," as amended, which was filed on June 5, 1998 on Form 8-K,

         o the Certificate of Designations, Preferences and Rights relating to our Series A Junior Participating Preferred Stock, which we call "Junior Participating Preferred Stock," which was filed on November 18, 1998 on Form 8-K,

         o the Certificate of Designations, Preferences and Rights relating to our 8.95% Cumulative Redeemable Preferred Stock, Series B, which we call "Series B Preferred Stock," which was filed on June 15, 2000 on Form 8-K, and

         o any other certificate of designations which we will file with the SEC in connection with any other offering of preferred stock.

You may obtain a copy of each of the Current Reports on Form 8-K identified in this paragraph as set forth in "Where You Can Find More Information."

         As of December 31, 2001, 61,923,932 shares of common stock were issued and outstanding, 13,500,000 Depositary Shares, each representing 1/40 of a PIERS (or an aggregate of 337,500 PIERS), were issued and outstanding, and no shares of Junior Participating Preferred Stock or Series B Preferred Stock were issued and outstanding. In addition, as of such date, 19,572,493 units of partnership interest in the Operating Partnership were outstanding and held by limited partners. Our common stock is listed on the New York Stock Exchange under the symbol "GGP" and our Depositary Shares are listed on the New York Stock Exchange under the symbol "GGPPrA."

                           DESCRIPTION OF COMMON STOCK

GENERAL

         Holders of our common stock possess exclusive voting power, except as otherwise required by law or provided in our certificates of designations and any resolution adopted by the board of directors with respect to any series of capital stock subsequently established. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, holders of our common stock are entitled to share ratably in such distributions as our board of directors may declare from time to time from available funds and, upon liquidation of our company, are entitled to receive their proportionate share of all assets available for distribution.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         For us to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended, the following conditions must be satisfied:

         o not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year,

         o the capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and

         o certain percentages of our gross income must be from particular activities.

Accordingly, our certificate of incorporation contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the "Ownership Limit."

         Subject to certain exceptions, the Ownership Limit provides that no stockholder, other than Martin Bucksbaum (now deceased), Matthew Bucksbaum, their families and related trusts, may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit was originally set at 6.5% of the value of the outstanding capital stock, and was increased to 7.5% of the value of the outstanding capital stock as a result of legislation passed in 1993. Our board of directors is authorized to further increase the Ownership Limit to not more than 9.8% of the value of the outstanding capital stock. Our certificate of incorporation permits the Bucksbaums to exceed the Ownership Limit. Currently, the Bucksbaums exceed such limit. The Ownership Limit provides that the Bucksbaums may acquire additional shares pursuant to certain rights granted to them in connection with our initial public offering or from other sources so long as the acquisition does not result in the five largest beneficial owners of capital stock holding more than 50% of the outstanding capital stock.

         Our board of directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the board of directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of capital stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

         Our certificate of incorporation further provides that upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit (referred to as "Excess Shares"), such person (known as a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire all of the shares held by the trust. The Permitted Transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

         The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to our certificate of incorporation. Amendments to our certificate of incorporation require the affirmative vote of holders owning a majority of the outstanding capital stock. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control over us without the approval of our board of directors.

         All certificates representing capital stock will bear a legend referring to the restrictions described above.

         All persons who own, directly or by virtue of the attribution provisions of the Code, more than 7.5% of the value of the outstanding capital stock must file an affidavit with us containing the information specified in our certificate of incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. United States Treasury Regulations currently require us to send annual written statements requesting information as to the actual ownership of the capital stock from each record holder of more than 1% of our outstanding capital stock. Depending upon the number of record holders of the capital stock, the reporting threshold required by the Regulations can fall as low as 0.5%. Record holders that fail to submit a written statement in response to the request must attach to their federal income tax returns specified information regarding the actual ownership of shares of capital stock of which they are the record holder.

LIMITATION OF LIABILITY OF DIRECTORS

         Our certificate of incorporation provides that a director will not be personally liable for monetary damages to us or to our stockholders for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or to our stockholders,

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

         o for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law, or

         o for any transaction from which the director derived an improper personal benefit.

         While our certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of our certificate of incorporation described above apply to an officer of our company only if he or she is a director of our company and is acting in his or her capacity as director, and do not apply to officers of our company who are not directors.

INDEMNIFICATION AGREEMENTS

         We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under our directors' and officers' liability insurance. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in our certificate of incorporation and bylaws, it provides greater assurance to the directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by stockholders to eliminate the rights it provides.

DELAWARE ANTI-TAKEOVER STATUTE

         We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

         o before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination,

         o upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or

         o following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

         Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

PREFERRED SHARE PURCHASE RIGHTS

         We have adopted a shareholder rights plan, pursuant to which we declared a dividend of one preferred share purchase right, referred to as "Right," for each share of common stock outstanding on December 10, 1998 to the stockholders of record on that date. A Right is also attached to each subsequently issued share of common stock. Prior to becoming exercisable, the Rights trade together with the common stock.

         The Rights become exercisable when a person or group acquires or commences or announces a tender or exchange offer for 15% or more of the common stock (or, in the case of certain grandfathered stockholders described in the shareholder rights plan, more than the applicable grandfathered limit described in the plan). Each Right initially entitles the holder to purchase from us one one-thousandth of a share of Junior Participating Preferred Stock, par value $100 per share, at an exercise price of $148 per one one-thousandth of a share, subject to adjustment. In the event that a person or group acquires 15% or more of the common stock, each Right will entitle the holder (other than the acquirer) to purchase shares of common stock (or, in certain circumstances cash or other securities) having a market value of twice the exercise price of a Right at such time. Under certain circumstances, each Right will entitle the holder (other than the acquirer) to purchase common stock of the acquirer having a market value of twice the exercise price of a Right at such time. In addition, under certain circumstances, our board of directors may exchange each Right (other than those held by the acquirer) for one share of common stock, subject to adjustment. If the Rights become exercisable, holders of units of partnership interest in the Operating Partnership, other than us, will receive the number of Rights they would have received if their units had been redeemed and the purchase price paid in common stock.

         The Rights expire on November 18, 2008, unless earlier redeemed by our board of directors for $.01 per Right or such expiration date is extended.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

         Our board of directors is authorized, without a vote or other stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, par value $100 per share. Preferred stock may be issued from time to time in one or more series, in such amounts and with such designations, powers, preferences or other rights, qualifications, limitations and restrictions as may be fixed by the board of directors in the certificate of designation relating to each particular series. A prospectus supplement relating to each such series to be issued pursuant to this prospectus will specify the terms of the preferred stock, including, if applicable, the following:

         o the designation of such series and the number of shares offered,

         o        the liquidation preference of such series,

         o the initial offering price at which such series will be issued,

         o the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any,

         o        any redemption or sinking fund provisions,

         o        any conversion or exchange rights,

         o any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions,

         o any listing of such preferred stock on any securities exchange,

         o a discussion of federal income tax considerations applicable to such series,

         o the relative ranking and preferences of such series as to dividend rights and rights upon liquidation, dissolution or winding up of our business,

         o any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series as to dividend rights and rights upon liquidation, dissolution or winding up of our business,

         o any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT for federal tax purposes, and

         o any other specific terms, preferences, rights, limitations or restrictions of such series.

         The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The issuance of preferred stock may reduce the amount of earnings and assets available for distribution to our common stockholders and/or the rights and powers, including voting power, that they possess. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change of control of our company.

DESCRIPTION OF PIERS AND DEPOSITARY SHARES

         Each owner of a Depositary Share is entitled to its proportionate share of all the rights and preferences of PIERS represented thereby. The following is a brief description of the dividend, voting, conversion, redemption and liquidation rights, preferences and privileges applicable to PIERS.

         Dividends. Dividends are cumulative and payable in arrears quarterly on or about the fifteenth day of January, April, July and October of each year in an amount per PIERS equal to the greater of (a) 7.25% of the liquidation preference per annum (equivalent to $1.8125 per annum per Depositary Share) and
(b) the cash dividends paid or payable (determined on each of the dividend payment dates for PIERS) on that number of shares of common stock equal to the number of shares of common stock (or portion thereof) into which a PIERS is convertible. Dividends will accumulate whether or not we have sufficient earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

         Liquidation Preference and Conversion Rights. PIERS have a liquidation preference of $1,000.00 per PIERS (equivalent to $25.00 per Depositary Share), plus a proportionate amount equal to accrued and unpaid dividends on PIERS (whether or not earned or declared).

         PIERS are convertible at any time, in whole or in part at the option of the holder, unless previously redeemed, into shares of common stock, at an initial conversion price, which we call the "Conversion Price," of $39.70 per share of common stock (equivalent to a conversion rate of 0.6297 shares of common stock per Depositary Share), subject to adjustment in certain circumstances.

         Redemption. Except in certain circumstances relating to the preservation of our status as a REIT for federal income tax purposes, PIERS and the Depositary Shares are not redeemable prior to July 15, 2003. Under certain circumstances, on and after July 15, 2003, we may redeem at our discretion PIERS and the Depositary Shares, in whole or in part, for such number of shares of common stock as are issuable at the Conversion Price (equivalent initially to a conversion rate of 0.6297 shares of common stock per Depositary Share). In addition, on and after July 15, 2003, we may redeem at our discretion PIERS and the Depositary Shares, in whole or in part, initially at $1,032.22 per PIERS (equivalent to $25.8055 per Depositary Share) and thereafter at prices declining to $1,000.00 per PIERS (equivalent to a price of $25.00 per Depositary Share) on and after July 15, 2007, plus in each case accrued and unpaid dividends, if any, to the redemption date.

         PIERS and the Depositary Shares are subject to mandatory redemption on July 15, 2008, at a price of $1,000.00 per PIERS (equivalent to a price of $25.00 per Depositary Share), plus accrued and unpaid dividends, if any, to the redemption date.

         Ranking and Voting Rights. PIERS will rank senior to the common stock as to priority for receiving dividends and amounts upon our liquidation, dissolution or winding-up. Holders of PIERS do not generally have any voting rights, except as provided by applicable law. If dividends on PIERS are in arrears for six or more quarterly periods, holders of PIERS (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all dividend arrearages are eliminated.

DESCRIPTION OF SERIES B PREFERRED STOCK

         On May 25, 2000, GGPLP L.L.C. issued $175 million of 8.95% Series A Cumulative Redeemable Preferred Units of membership interest, which we call the "Series A Preferred Units," to an institutional investor. Holders of the Series A Preferred Units are entitled to receive cumulative preferential cash distributions per Unit at a per annum rate of 8.95% of the $250 liquidation preference thereof (or $5.59375 per quarter) prior to any distributions by GGPLP L.L.C. to the Operating Partnership, which owns all of the common units of membership interest in GGPLP L.L.C.

         At any time on or after May 25, 2010 and subject to certain limitations, the holders of at least 51% of the outstanding Series A Preferred Units may elect to exchange all of the Series A Preferred Units for the number of shares of Series B Preferred Stock, par value $100 per share, equal to the quotient of (A) the sum of the capital accounts of the holders of Series A Preferred Units divided by (B) $1,000. A holder or holders of Series A Preferred Units also may elect to exchange Series A Preferred Units for shares of Series B Preferred Stock or common stock, as specified in the operating agreement of GGPLP L.L.C., in the event that (a) accumulated and unpaid distributions on the Series A Preferred Units exceed a specified amount on or after May 25, 2005, (b) GGPLP L.L.C. is or will be a "publicly traded partnership" as defined in the Internal Revenue Code of 1986, as amended, or (c) a holder concludes that there is an imminent and substantial risk that its interest in GGPLP L.L.C. could exceed more than a specified percentage of the total profit or capital interests in GGPLP L.L.C. If a written notice of exchange has been delivered to us, then we may, at our option, within ten business days after receiving the exchange notice, elect to purchase or cause GGPLP L.L.C. to redeem all or a portion of the Series A Preferred Units (for which an exchange notice was delivered) for cash or common stock based upon a 20 trading day average of the closing price of the common stock.

         The shares of Series B Preferred Stock, none of which are currently issued or outstanding, rank on parity with the PIERS and rank senior to the common stock as to priority for receiving dividends and amounts upon our liquidation, dissolution or winding-up. Holders of Series B Preferred Stock do not generally have any voting rights, except as provided by applicable law.

                        DESCRIPTION OF DEPOSITARY SHARES

         We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional interests in shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights include dividend, voting, redemption and liquidation rights.

         The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

         The summary of the terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. The depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

         In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in an equitable manner, unless the depositary determines that it is not feasible to make such distribution. In such a case, the depositary may elect another method of distribution, including selling the property and distributing the net proceeds to the holders.

         The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to preferred stockholders shall be made available to the holders of depositary shares.

LIQUIDATION PREFERENCE

         If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of our company, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION OF DEPOSITARY SHARES

         If a series of preferred stock underlying depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of preferred stock held by the depositary. The depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be so redeemed at their respective addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying series of the preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the depositary.

VOTING THE PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. The record date of the depositary shares will be the same date as the record date for the preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying the depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions and we will take all reasonable action deemed necessary by the depositary to enable it to do so. The depositary will abstain from voting the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing such shares of preferred stock.

WITHDRAWAL OF UNDERLYING PREFERRED STOCK

         Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will only terminate if:

         o all outstanding depositary shares have been redeemed or surrendered, or

         o there has been a final distribution of the preferred stock in connection with a liquidation, dissolution or winding up of our company and such distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the following:

         o        the initial deposit of the preferred stock,

         o        the initial issuance of depositary receipts,

         o all withdrawals of preferred stock by owners of depositary shares, and

         o        any redemption of the preferred stock.

         Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid, the depositary may:

         o        refuse to transfer depositary shares,

         o        withhold dividends and distributions, and

         o sell the depositary shares evidenced by the depositary receipt.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering notice to us of its intention to do so and we may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

RESTRICTIONS ON OWNERSHIP

         To safeguard ourselves against an inadvertent loss of REIT status, the deposit agreement or our certificate of incorporation will contain provisions restricting the ownership and transfer of depositary shares. Such restrictions will be described in the applicable prospectus supplement and will be referenced on the applicable depositary receipts.

FEDERAL INCOME TAX CONSEQUENCES

         Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes any deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of the underlying preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

MISCELLANEOUS

         The depositary will forward all reports and communications from us that are delivered to the depositary and which we are required or otherwise determine to furnish to the holders of the preferred stock.

         Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties thereunder and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon the written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms and provisions of the series of the debt securities offered by a prospectus supplement, including any additional covenants or changes to existing covenants relating to such series, and the extent to which such general terms and provisions described below may apply to such series, will be described in the prospectus supplement relating to such series of debt securities.

         Debt securities will be issued pursuant to an indenture between us and a trustee to be named prior to an offering of the securities. The following description of the terms of the debt securities is not complete, and we refer you to our form of indenture, a copy of which is an exhibit to the registration statement of which this prospectus is a part. For your reference, in several cases below we have noted the section in the indenture that the paragraph summarizes. Capitalized terms have the meanings assigned to them in the indenture. The referenced sections of the indenture and the definitions of capitalized terms are incorporated by reference in the following summary.

         Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

SPECIFIC TERMS OF EACH SERIES

         The indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series. Each time that we issue a new series of debt securities, the prospectus supplement relating to that new series will specify the particular amount, price and other terms of those debt securities. These terms may include:

         o        the title of the debt securities,

         o any limit on the total principal amount of the debt securities,

         o the date or dates on which the principal of the debt securities will be payable or their manner of determination,

         o the interest rate or rates of the debt securities, the date or dates from which interest will accrue on the debt securities, and the interest payment dates and the regular record dates for the debt securities, or, in each case, their manner of determination,

         o the place or places where the principal of and premium and interest on the debt securities will be paid,

         o the period or periods within which, the price or prices at which and the terms on which any of the debt securities may be redeemed, in whole or in part at our option, and any remarketing arrangements,

         o the terms on which we would be required to redeem, repay or purchase debt securities required by any sinking fund, mandatory redemption or similar provision; and the period or periods within which, the price or prices at which and the terms and conditions on which the debt securities will be so redeemed, repaid or purchased in whole or in part,

         o the denomination in which the debt securities will be issued, if other than denominations of $1,000 and any whole multiple thereof,

         o the portion of the principal amount of the debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount (these debt securities could include original issue discount, or OID, debt securities or indexed debt securities, which are each described below),

         o whether and under what circumstances we will pay additional amounts under any debt securities held by a person who is not a U.S. person for tax payments, assessments or other governmental charges and whether we have the option to redeem the debt securities which are affected by the additional amounts instead of paying the additional amounts,

         o the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form,

         o whether the debt securities will be issuable as global securities,

         o whether the amounts of payments of principal of, premium, if any, and interest, if any, on the debt securities are to be determined with reference to an index, formula or other method, and if so, the manner in which such amounts will be determined,

         o if the debt securities are issuable in definitive form upon the satisfaction of certain conditions, the form and terms of such conditions,

         o any trustees, paying agents, transfer agents, registrars, depositories or similar agents with respect to the debt securities,

         o any additions or deletions to the terms of the debt securities with respect to the events of default or covenants governing the debt securities,

         o the foreign currency or units of two or more foreign currencies in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars, and the holders' right, if any, to elect payment in a foreign currency or foreign currency unit other than that in which the debt securities are payable,

         o whether and to what extent the debt securities are subject to defeasance on terms different from those described under Defeasance under the indenture, and

         o any other terms of the debt securities that are not inconsistent with the indenture. (Section 301)

         We may issue debt securities as OID debt securities. OID debt securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. If we issue OID debt securities, the prospectus supplement will contain the issue price, the rate at which interest will accrue, and the date from which such interest will accrue on the OID debt securities.

         We may also issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

RANKING

         The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated debt.

FORM AND DENOMINATION

         The prospectus supplement will describe the form which the debt securities will have, including insertions, omissions, substitutions and other variations permitted by the indenture and any legends required by any laws, rules or regulations. (Section 201)

         We will issue debt securities in denominations of $1,000 and whole multiples thereof, unless the prospectus supplement states otherwise. (Section
302)

PAYMENT

         We will pay principal of and premium and interest on registered debt securities at the place and time described in the debt securities. We will pay installments of interest on any registered debt security to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium on registered debt securities only against surrender of these debt securities. (Section 1001) If we issue debt securities in bearer form, the prospectus supplement will describe where and how payment will be made.

LIMITATION ON MERGER, CONSOLIDATION AND SALES OF ASSETS

         We may not consolidate with or merge into any other entity or transfer substantially all of our properties and assets to any person unless:

         o the successor is organized under the laws of the United States or a state thereof,

         o the successor assumes by supplemental indenture the obligations of its predecessor (that is, all our obligations under the debt securities and the indenture), and

         o after giving effect to the transaction, there is no default under the indenture.

The surviving transferee will be our successor, and we will be relieved of all obligations under the debt securities and the indenture. (Sections 801 and 802)

REGISTRATION OF TRANSFER AND EXCHANGE

         All debt securities issued upon any registration of transfer or exchange of debt securities will be valid obligations of ours, evidencing the same debt and entitled to the same rights under the indenture as the debt securities surrendered in the registration of transfer or exchange.

         REGISTRATION OF TRANSFER

         Holders of registered debt securities may present their securities for registration of transfer at the office of one or more security registrars designated and maintained by us. (Section 305)

         We will not be required to register the transfer of or exchange any debt securities under any of the following conditions:

         o we will not be required to register the transfer of or exchange any debt securities during a period of 15 days before any selection of those debt securities to be redeemed,

         o we will not be required to register the transfer of or exchange any debt securities selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part, or

         o we will not be required to register the transfer of or exchange any debt securities of any holder who has exercised an option to require the repurchase of those debt securities prior to their stated maturity date, except the portion not being repurchased. (Section 305)

         EXCHANGE

         At your option, you may exchange your registered debt securities of any series (except a global security, as set forth below) for an equal principal amount of other registered debt securities of the same series having authorized denominations upon surrender to our designated agent.

         We may at any time exchange debt securities issued as one or more global securities for an equal principal amount of debt securities of the same series in definitive registered form. In this case we will deliver to the holders new debt securities in definitive registered form in the same aggregate principal amount as the global securities being exchanged.

         The depositary of the global securities may also decide at any time to surrender one or more global securities in exchange for debt securities of the same series in definitive registered form, in which case we will deliver the new debt securities in definitive form to the persons specified by the depositary, in an aggregate principal amount equal to, and in exchange for, each person's beneficial interest in the global securities.

         Notwithstanding the above, we will not be required to exchange any debt securities if, as a result of the exchange, we would suffer adverse consequences under any United States law or regulation. (Section 305)

GLOBAL SECURITIES

         If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

         The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

DEFEASANCE OF INDENTURE

         We can terminate all of our obligations under the indenture with respect to the debt securities, other than the obligation to pay interest on and the principal of the debt securities and certain other obligations, at any time by:

         o depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity, and

         o complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our defeasance.

In addition, we can terminate all of our obligations under the indenture with respect to the debt securities, including the obligation to pay interest on and the principal of the debt securities, at any time by:

         o depositing money or U.S. government obligations with the trustee in an amount sufficient to pay the principal of and interest on the debt securities to their maturity, and

         o complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the federal tax law since the date of the indenture, to the effect that holders of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of our defeasance. (Sections 402-404)

PAYMENTS OF UNCLAIMED MONEYS

         Moneys deposited with the trustee or any paying agent for the payment of principal of or premium and interest on any debenture that remains unclaimed for two years will be repaid to us at our request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the trustee or paying agent. (Section 409)

EVENTS OF DEFAULT, NOTICES, AND WAIVER

         EVENTS OF DEFAULT

         An event of default regarding any series of debt securities is any one of the following events:

         o default for 30 days in the payment of any interest installment when due and payable,

         o default in the payment of principal or premium when due at its stated maturity, by declaration, when called for redemption or otherwise,

         o default in the performance of any covenant in the debt securities or in the indenture by us for 60 days after notice to us by the trustee or by holders of 25% in principal amount of the outstanding debt securities of that series,

         o acceleration of debt securities of another series or any other indebtedness of ours or one of our Significant Subsidiaries for borrowed money, in an aggregate principal amount exceeding $25 million under the terms of the instrument or instruments under which the indebtedness is issued or secured, if the acceleration is not annulled within 30 days after written notice as provided in the indenture,

         o a final, non-appealable judgment or order for the payment of money in excess of $25 million rendered against us or one of our Significant Subsidiaries that is not paid or discharged within 60 days following entry of such judgment or order,

         o certain events of bankruptcy, insolvency and reorganization involving us, and

         o any other event of default of that series as specified in the prospectus supplement. (Section 501)

         A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series.

         If an event of default for any series of debt securities occurs and is continuing (other than an event of default involving the bankruptcy, insolvency or reorganization of our company), either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal (or, in the case of (a) OID debt securities, a lesser amount as provided in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities) of all the debt securities of that series, together with any accrued interest on the debt securities, to be immediately due and payable by notice in writing to us. If it is the holders of debt securities who give notice of that declaration of acceleration to us, then they must also give notice to the trustee. (Section
502)

         If an event of default occurs which involves the bankruptcy, insolvency or reorganization of our company, as set forth above, then all unpaid principal amounts (or, if the debt securities are (a) OID debt securities, then the portion of the principal amount that is specified in those OID debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities) and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. (Section 502)

         In order for holders of debt securities to initiate proceedings for a remedy under the indenture, 25% in principal amount must first give notice to us as provided above, must request that the trustee initiate a proceeding in its own name and must offer the trustee a reasonable indemnity against costs and liabilities. If the trustee still refuses for 60 days to initiate the proceeding, and no inconsistent direction has been given to the trustee by holders of a majority of the debt securities of the same series, the holders may initiate a proceeding as long as they do not adversely affect the rights of any other holders of that series. (Section 507)

         The holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration if all events of default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived. (Section 502)

         If we default on the payment of any installment of interest and fail to cure the default within 30 days, or if we default on the payment of principal when it becomes due, then the trustee may require us to pay all amounts due to the trustee, with interest on the overdue principal or interest payments, in addition to the expenses of collection. (Section 503)

         NOTICES

         The trustee is required to give notice to holders of a series of debt securities of a default, which remains uncured or has not been waived, that is known to the trustee within 90 days after the default has occurred. In the event of a default in the performance of any covenant in the debt securities or the indenture which results under the indenture in notice to us by the trustee after 90 days, the trustee shall not give notice to the holders of debt securities until 60 days after the giving of notice to us. The trustee may not withhold the notice in the case of a default in the payment of principal of and premium or interest on any of the debt securities. (Section 602)

         WAIVER

         The holders of a majority in principal amount of the outstanding debt securities of a series may waive any past default or event of default except a default in the payment of principal of or premium or interest on the debt securities of that series or a default relating to a provision that cannot be amended without the consent of each affected holder. (Section 513)

REDEMPTION

         The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

         o        the principal amount being redeemed,

         o        the redemption date,

         o        the redemption price,

         o        the place or places of payment,

         o        the CUSIP number of the debt securities being redeemed,

         o        whether the redemption is pursuant to a sinking fund,

         o that on the redemption date, interest (or, in the case of OID debt securities, original issue discount) will cease to accrue, and

         o if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed. (Section 1104)

         On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1103)

         If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

CONCERNING THE TRUSTEE

         We may maintain banking relationships in the ordinary course of business with the trustee.

                             DESCRIPTION OF WARRANTS

         The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

GENERAL

         We may issue warrants to purchase common stock, preferred stock, depositary shares, debt securities or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

         A prospectus supplement will describe the particular terms of any series of warrants we may issue, including, if applicable, the following:

         o        the title of such warrants,

         o        the aggregate number of such warrants,

         o        the price or prices at which such warrants will be issued,

         o the currency or currencies, including composite currencies, in which the price of such warrants may be payable,

         o the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased,

         o the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants,

         o the date on which the right to exercise such warrants shall commence and the date on which such right will expire,

         o whether such warrants will be issued in registered form or bearer form,

         o the minimum or maximum amount of such warrants which may be exercised at any one time,

         o the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security,

         o the date on and after which such warrants and the related securities will be separately transferable,

         o        information with respect to book-entry procedures,

         o a discussion of certain U.S. federal income tax considerations, and

         o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

         We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

         The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or stock purchase units.

         We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

         The stock purchase contracts may be issued separately or as a part of units, known as stock purchase units, consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders' obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

                              PLAN OF DISTRIBUTION

         We may sell the securities in any one or more of the following ways:

         o        through one or more underwriters,

         o        through one or more dealers or agents, or

         o        directly to one or more purchasers.

         We may effect the distribution of the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with sales of the securities, underwriters, dealers and agents may receive compensation from us or from purchasers of the securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter, dealer or agent will be identified and any compensation received from us will be described in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         We may sell equity securities in an offering "at the market" as defined in Rule 415 under the Securities Act. Lehman Brothers, Inc., Goldman, Sachs & Co., Deutsche Bank Alex. Brown, Inc., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and/or UBS Warburg LLC may act as underwriters in connection with such an offering.

         Under agreements which we may enter into, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

         All securities offered will be a new issue of securities with no established trading market, other than our common stock and Depositary Shares, which are listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the secondary market for any securities.

                                  LEGAL MATTERS

         The validity of the securities offered hereby and certain federal income tax matters will be passed upon for us by Neal, Gerber & Eisenberg of Chicago, Illinois. Marshall E. Eisenberg, a partner of Neal, Gerber & Eisenberg, is our Secretary.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale and distribution of securities being registered.


         SEC registration fee .......................................   $  184,000
         Legal fees and disbursements ...............................   $  500,000*
         Printing and engraving expenses ............................   $  150,000*
         Accounting fees and disbursements ..........................   $   80,000*
         Transfer Agent's and Depository's fees and disbursements ...   $   20,000*
         Trustee's fees and expenses ................................   $   20,000*
         Blue Sky fees and expenses .................................   $   10,000*
         Miscellaneous (including NYSE listing fees) ................   $   75,000*
                                                                        ----------

               Total ................................................   $1,039,000*

----------

*  Estimated.

         General Growth will bear all of the foregoing expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         General Growth is a Delaware corporation. In its Certificate of Incorporation, General Growth has adopted (a) the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit and (b) the provisions of
Section 145 of the Delaware Law, which provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

         General Growth has entered into indemnification agreements with each of its officers and directors. The indemnification agreements, among other things, require the indemnification of General Growth's officers and directors to the fullest extent permitted by law, and require that General Growth advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Such indemnification agreements also provide for the indemnification and advance of all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and require General

Growth to cover officers and directors under its directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in General Growth's Certificate of Incorporation and the Bylaws, such agreements provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

ITEM 16.  EXHIBITS.

    1.1  Form of common stock Underwriting Agreement.

    1.2 Form of Underwriting Agreement relating to other securities as may be offered pursuant to the prospectus filed with this registration statement.*

    4.1  Form of Indenture.

    4.2 Specimen certificate representing shares of common stock (incorporated by reference to General Growth's Registration Statement on Form S-11 (File No. 33-56640), filed on April 6, 1993).

    4.3  Form of Certificate of Designations of preferred stock.*

    4.4 Form of Deposit Agreement with respect to the depositary shares (including the form of depository receipt).*

    4.5  Form of Warrant Agreement (including form of warrant certificate).*

    4.6 Form of Stock Purchase Contract (including form of stock purchase contract certificate).*

    4.7 Form of Stock Purchase Unit Agreement (including form of stock purchase unit certificate).*

    4.8 Certificate of Designations, Preferences and Rights of 7.25% Preferred Income Equity Redeemable Stock(SM), Series A (incorporated by reference to General Growth's Current Report on Form 8-K dated August 7, 1998).

    4.9 Amendment to Certificate of Designations, Preferences and Rights of 7.25% Preferred Income Equity Redeemable Stock(SM), Series A, filed on May 17, 1999 (incorporated by reference to General Growth's Current Report on Form 8-K dated July 12, 1999).

    4.10 Rights Agreement, dated November 18, 1998, between General Growth Properties, Inc. and Norwest Bank Minnesota, N.A., as Rights Agents (including the Form of Certificate of Designation of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the Form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Stock attached thereto as Exhibit C) (incorporated by reference to General Growth's Current Report on Form 8-K dated November 18, 1998).

    4.11 First Amendment to Rights Agreement, dated as of November 10, 1999, between General Growth Properties, Inc. and Norwest Bank, Minnesota, N.A. (incorporated by reference to General Growth's Current Report on Form 8-K dated November 23, 1999).

    4.12 Letter Agreement concerning Rights Agreement, dated November 10, 1999, between GGP Limited Partnership and New York State Common Retirement Fund (incorporated by reference to General Growth's Current Report on Form 8-K dated November 23, 1999).

    4.13 Second Amendment to Rights Agreement, dated as of December 31, 2001, between General Growth Properties, Inc. and Mellon Investor Services LLC.

    4.14 Certificate of Designations, Preferences and Rights of 8.95% Cumulative Redeemable Preferred Stock, Series B (incorporated by reference to General Growth's Current Report on Form 8-K dated June 13, 2000).

    5.1  Opinion of Neal, Gerber & Eisenberg.

    12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

    23.1 Consent of PricewaterhouseCoopers LLP.

    23.2 Consent of Neal, Gerber & Eisenberg (included in its opinion filed as
         Exhibit 5.1).

    24.1 Powers of Attorney (included on signature page).

    25.1 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939.**

----------

* To be filed by amendment or as an exhibit to a Current Report on Form 8-K to be filed by General Growth in connection with a specific offering.

** To be filed pursuant to Rule 305(b)(2) of the Trust Indenture Act. To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 4, 2002.

                                  GENERAL GROWTH PROPERTIES, INC.
                                  (Registrant)


                                  By: /s/ John Bucksbaum
                                     ----------------------------
                                      John Bucksbaum
                                      Chief Executive Officer

         We, the undersigned officers and directors of General Growth Properties, Inc., hereby severally constitute John Bucksbaum, Robert Michaels and Bernard Freibaum, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and to sign a new registration statement pursuant to Rule 462(b) of the Securities Act of 1933, and generally to do all such things in our name and behalf in such capacities to enable General Growth Properties, Inc. to comply with the applicable provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on February 4, 2002, by the following persons in the capacities indicated:



Signature                       Title
---------                       -----
 /s/ Matthew Bucksbaum          Chairman of the Board
----------------------
 Matthew Bucksbaum


 /s/ John Bucksbaum             Chief Executive Officer and Director (Principal
----------------------          Executive Officer
 John Bucksbaum


 /s/ Robert Michaels            President and Director
----------------------
 Robert Michaels


 /s/ Bernard Freibaum           Executive Vice President and Chief Financial
----------------------          Officer
 Bernard Freibaum               (Principal Financial and Accounting Officer)

 /s/ Anthony Downs
----------------------          Director
 Anthony Downs


 /s/ Morris Mark                Director
----------------------
 Morris Mark


 /s/ Beth Stewart               Director
----------------------
 Beth Stewart


 /s/ Alan Cohen                 Director
----------------------
 Alan Cohen

                                  EXHIBIT INDEX


EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
  1.1           Form of common stock Underwriting Agreement.

  1.2 Form of Underwriting Agreement relating to other securities as may be offered pursuant to the prospectus filed with this registration statement.*

  4.1           Form of Indenture.

  4.2           Specimen certificate representing shares of common stock
                (incorporated by reference to General Growth's Registration
                Statement on Form S-11 (File No. 33-56640), filed on April 6,
                1993).

  4.3           Form of Certificate of Designations of preferred stock.*

  4.4           Form of Deposit Agreement with respect to the depositary shares
                (including the form of depository receipt).*

  4.5 Form of Warrant Agreement (including form of warrant certificate).*

  4.6 Form of Stock Purchase Contract (including form of stock purchase contract certificate).*

  4.7 Form of Stock Purchase Unit Agreement (including form of stock purchase unit certificate).*

  4.8           Certificate of Designations, Preferences and Rights of 7.25%
                Preferred Income Equity Redeemable Stock(SM), Series A
                (incorporated by reference to General Growth's Current Report on
                Form 8-K dated August 7, 1998).

  4.9 Amendment to Certificate of Designations, Preferences and Rights of 7.25% Preferred Income Equity Redeemable Stock(SM), Series A, filed on May 17, 1999 (incorporated by reference to General
                Growth's Current Report on Form 8-K dated July 12, 1999).

  4.10          Rights Agreement, dated November 18, 1998, between General
                Growth Properties, Inc. and Norwest Bank Minnesota, N.A., as
                Rights Agents (including the Form of Certificate of Designation of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the Form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase
                Preferred Stock attached thereto as Exhibit C) (incorporated by reference to General Growth's Current Report on Form 8-K dated
                November 18, 1998).

  4.11          First Amendment to Rights Agreement, dated as of November 10,
                1999, between General Growth Properties, Inc. and Norwest Bank,
                Minnesota, N.A. (incorporated by reference to General Growth's
                Current Report on Form 8-K dated November 23, 1999).

  4.12          Letter Agreement concerning Rights Agreement, dated November 10,
                1999, between GGP Limited Partnership and New York State Common
                Retirement Fund (incorporated by reference to General Growth's
                Current Report on Form 8-K dated November 23, 1999).

  4.13          Second Amendment to Rights Agreement, dated as of December 31,
                2001, between General Growth Properties, Inc. and Mellon
                Investor Services LLC.

  4.14          Certificate of Designations, Preferences and Rights of 8.95%
                Cumulative Redeemable Preferred Stock, Series B (incorporated by reference to General Growth's Current Report on Form 8-K dated
                June 13, 2000).

  5.1           Opinion of Neal, Gerber & Eisenberg.

  12.1          Statement Regarding Computation of Ratio of Earnings to Fixed
                Charges and Ratio of Earnings to Combined Fixed Charges and
                Preferred Stock Dividends.



  23.1          Consent of PricewaterhouseCoopers LLP.

  23.2 Consent of Neal, Gerber & Eisenberg (included in its opinion filed as Exhibit 5.1).

  24.1          Powers of Attorney (included on signature page).

  25.1 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939.**

----------

* To be filed by amendment or as an exhibit to a Current Report on Form 8-K to be filed by General Growth in connection with a specific offering.

** To be filed pursuant to Rule 305(b)(2) of the Trust Indenture Act. To be filed by amendment.